EXHIBIT 99.1

Sportsman's Warehouse Holdings, Inc. Announces First Quarter 2017 Financial Results

Announces Amendment to the Debt Covenants of Term Loan

MIDVALE, Utah, May 18, 2017 (GLOBE NEWSWIRE) -- Sportsman's Warehouse Holdings, Inc. ("Sportsman's" or the “Company”) (Nasdaq:SPWH) today announced financial results for the thirteen weeks ended April 29, 2017.

For the thirteen weeks ended April 29, 2017:

  Net sales increased by 3.5% to $156.9 million from $151.6 million in the first quarter of fiscal year 2016. Same store sales decreased by 6.9% over the same period.

  Income (loss) from operations was ($3.8) million compared to $2.4 million in the first quarter of fiscal year 2016. Adjusted income (loss) from operations, which excludes professional and other fees incurred in connection with the evaluation of a strategic acquisition was ($2.0) million, compared to adjusted income from operations of $2.5 million in the first quarter of fiscal year 2016, which excludes secondary offering expenses (see “GAAP and Non-GAAP Measures).

  The Company opened four new stores in the first quarter of fiscal year 2017 and ended the quarter with 79 stores in 22 states, or square footage growth of 10.7% from the end of the first quarter of fiscal year 2016.

  Interest expense decreased to $3.2 million from $3.6 million in the first quarter of fiscal year 2016.

  Net income (loss) was ($4.5) million compared to $0.3 million in the first quarter of fiscal year 2016. Adjusted net loss, which excludes professional and other fees incurred in connection with the evaluation of a strategic acquisition, was ($3.4) million, compared to an adjusted loss which excludes secondary offering expenses as well as prior-year tax credits (see “GAAP and Non-GAAP Measures”) of ($0.1) million for the first quarter of fiscal year 2016.

  Diluted earnings (loss) per share were $(0.11) compared to $0.01 in the first quarter of fiscal year 2016. Adjusted earnings (loss) per share were $(0.08) compared to $(0.00) in the first quarter of fiscal year 2016. (See “GAAP and Non-GAAP Measures”)

  Adjusted EBITDA decreased to $4.2 million from $7.4 million in the first quarter of fiscal year 2016 (see "GAAP and Non-GAAP Measures").

John Schaefer, Chief Executive Officer, stated, "As expected, we saw continued softness in firearm demand during the first quarter as we anniversaried difficult compares post the San Bernardino shooting and executive orders that were issued at the beginning of 2016.  The industry remained highly promotional and we increased our promotional activity in order to maintain our share position, resulting in slightly better than planned sales, and in-line adjusted earnings performance for the first quarter. We are pleased with the progress we continued to make on our key strategic initiatives of maximizing the potential of our loyalty program, growing our private label segment, enhancing our e-commerce platform, and investing in our store teams.”

Mr. Schaefer continued, “We are maintaining a conservative approach for the second quarter until we anniversary the unfortunate events that took place in Orlando in June 2016 that caused increased demand in our firearm and ammunition categories. We continue to expect year over year trends in the second half of 2017 to show improvement relative to year on year performance trends in the first half of the year, and are reiterating our full year guidance. Despite the recent slowdown in firearm demand across the industry, we believe we are the best positioned retailer in our niche to capture market share given our extensive offering of brand name products, everyday low pricing strategy and knowledgeable customer service, combined with our convenience as a neighborhood store in larger markets or big box appeal in smaller markets, and our growth plans of opening 12 stores in fiscal year 2017.”

Mr. Schaefer concluded, “We are pleased to announce today that we have entered into an amendment to our term loan agreement with our lender which provides us with increased covenant flexibility. In addition, as we look ahead to fiscal year 2018, we are moderating our planned store growth and currently expect to open 5 to 9 stores. While we remain confident in the 300 store potential that we believe exists for Sportsman’s Warehouse, given current industry conditions and continued market consolidation, we believe this moderation is prudent. It will also allow us to allocate more free cash flow to debt paydown next year.”

Balance sheet highlights as of April 29, 2017:

  Total debt: $212.5 million consisting of $78.1 million outstanding under the Company’s revolving credit facility and $134.4 million outstanding under the term loan, net of unamortized discount and debt issuance costs.
  Total liquidity (cash plus $33.0 million of availability on revolving credit facility): $35.2 million

Subsequent to April 29, 2017

On May 18, 2017, the Company agreed with its lender to amend certain financial covenants of its term loan, providing additional flexibility for the Company. With this amendment, the Company increased the maximum leverage ratio in each of the remaining quarters by amounts ranging from 0.2x to 1.3x with an average quarterly increase of 0.75x.  The largest increase of the covenant level is in fiscal year 2018 which includes increases of 1.1x to 1.3x. As a result of the amendment, the interest rate on the company's revolver will increase 25 basis points to LIBOR plus 6.25% with a 1.25% LIBOR floor, up from LIBOR plus 6.0% with a 1.25% LIBOR floor previously.

For additional details regarding the amendment, please see exhibit 10.1 included in the Company’s 10-Q filing that will be filed with the SEC in the next few days.

Second Quarter and Fiscal Year 2017 Outlook:

For the second quarter of fiscal year 2017, net sales are expected to be in the range of $189.0 million to $194.0 million based on a same store sales decline in the range of 8.0% to 10.0% compared to the corresponding period of fiscal year 2016. Net income is expected to be in the range of $5.1 million to $6.0 million with diluted earnings per share of $0.12 to $0.14 on a weighted average of approximately 42.8 million estimated common shares outstanding.

For fiscal year 2017, the Company is reiterating its previously provided annual guidance. Net sales are expected to be in the range of $825.0 million to $845.0 million based on a same store sales decline in the range of 4.0% to 6.0% compared to fiscal year 2016. Adjusted net income is expected to be in the range of $25.5 million to $29.0 million with adjusted earnings per diluted share of $0.60 to $0.68 on a weighted average of approximately 42.8 million estimated common shares outstanding, when adjusted for the professional fees and other fees incurred in connection with the evaluation of a strategic acquisition in the first quarter of fiscal year 2017.

The Company's fiscal year 2017 will include 53 weeks, while fiscal year 2016 included 52 weeks. The estimated fiscal year 2017 impact of the additional week is roughly $10.0 to $12.0 million in revenue and approximately $0.01 on earnings per share. There is no impact on expected same store sales as those are presented on a 52 week comparative basis.

Conference Call Information:

A conference call to discuss first quarter 2017 financial results is scheduled for today, May 18, 2017, at 4:30 PM Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.sportsmanswarehouse.com.

Non-GAAP Information

This press release includes the following financial measures defined as non-GAAP financial measures by the Securities and Exchange Commission (the “SEC”): adjusted income from operations, adjusted net income, adjusted diluted earnings per share and adjusted EBITDA. The Company has reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures under “GAAP and Non-GAAP Measures” in this release. The Company believes that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of the Company’s business and facilitate a more meaningful comparison of its diluted income per share and actual results on a period-over-period basis. The Company has provided this information as a means to evaluate the results of its ongoing operations. Other companies in the Company’s industry may calculate these items differently than it does. Each of these measures is not a measure of performance under GAAP and should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements in this release include, but are not limited to, our outlook for the fourth quarter and full fiscal year 2017.  Investors can identify these statements by the fact that they use words such as "continue", "expect", "may", “opportunity”, "plan", "future", “ahead” and similar terms and phrases. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks relating to the Company’s retail-based business model, general economic conditions and consumer spending, the Company’s concentration of stores in the Western United States, competition in the outdoor activities and sporting goods market, changes in consumer demands, the Company’s expansion into new markets and planned growth, current and future government regulations, risks related to the Company’s continued retention of its key management, the Company’s distribution center, quality or safety concerns about the Company’s merchandise, events that may affect the Company’s vendors, trade restrictions, and other factors that are set forth in the Company's filings with the SEC, including under the caption “Risk Factors” in the Company’s Form 10-K for the fiscal year ended January 28, 2017 which was filed with the SEC on March 24, 2017 and the Company’s other public filings made with the SEC and available at www.sec.gov. If one or more of these risks or uncertainties materialize, or if any of the Company’s assumptions prove incorrect, the Company’s actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About Sportsman's Warehouse Holdings, Inc.

Sportsman's Warehouse is a high-growth outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right quality, brand name hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors.

For press releases and certain additional information about the Company, visit the Investor Relations section of the Company's website at www.sportsmanswarehouse.com.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except share and per share data)

	For the Thirteen Weeks Ended

	April 29, 2017	% of net sales	April 30, 2016	% of net sales

Net sales	$156,898	100.0%	$151,615	100.0%
Cost of goods sold	108,283	69.0%	103,143	68.0%
Gross profit	48,615	31.0%	48,472	32.0%

Operating expenses:
Selling, general and administrative expenses	52,382	33.4%	46,116	30.4%
Income from operations	(3,767)	(2.4%)	2,356	1.6%
Interest expense	(3,150)	(2.0%)	(3,588)	(2.4%)
Income (loss) before income tax benefit	(6,917)	(4.4%)	(1,232)	(0.8%)
Income tax benefit	2,410	1.5%	1,543	1.0%
Net (loss) income	$(4,507)	(2.9%)	$311	0.2%

Earnings (loss) per share
Basic	$(0.11)		$0.01
Diluted	$(0.11)		$0.01

Weighted average shares outstanding
Basic	42,277		42,032
Diluted	42,277		42,334

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

Assets
	April 29, 2017	January 28, 2017
Current assets:
Cash and cash equivalents	$2,269	$1,911
Accounts receivable, net	382	411
Merchandise inventories	288,308	246,289
Prepaid expenses and other	11,494	7,313
Income taxes receivable	2,363	-
Total current assets	304,816	255,924
Property and equipment, net	94,940	83,109
Deferred income taxes	4,212	5,097
Definite lived intangible assets, net	1,666	2,118
Total assets	$405,634	$346,248

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$74,176	$31,549
Accrued expenses	54,370	49,586
Income taxes payable	-	979
Revolving line of credit	78,067	60,972
Current portion of long-term debt, net of discount and debt issuance costs	983	983
Current portion of deferred rent	3,407	3,150
Total current liabilities	211,003	147,219

Long-term liabilities:
Long-term debt, net of discount, debt issuance costs, and current portion	133,455	133,721
Deferred rent credit, net of current portion	35,673	35,307
Total long-term liabilities	169,128	169,028
Total liabilities	380,131	316,247

Stockholders’ equity:
Common stock	425	422
Additional paid-in capital	80,154	80,146
Accumulated deficit	(55,076)	(50,567)
Total stockholders’ equity	25,503	30,001
Total liabilities and stockholders' equity	$405,634	$346,248

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	April 29, 2017	April 30, 2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(4,507)	$311
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	3,490	2,681
Amortization of discount on debt and deferred financing fees	173	355
Amortization of Intangible	452	451
Change in deferred rent	624	1,906
Deferred taxes	885	633
Excess tax benefits from stock-based compensation arrangements	-	(470)
Stock based compensation	650	625
Change in assets and liabilities:
Accounts receivable, net	29	23
Merchandise inventory	(42,019)	(33,171)
Prepaid expenses and other	(4,221)	4,498
Accounts payable	42,049	11,913
Accrued expenses	(3,115)	(2,037)
Income taxes	(3,342)	(3,364)
Net cash used in operating activities	(8,852)	(15,646)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(13,204)	(8,720)
Net cash used in investing activities	(13,204)	(8,720)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings on line of credit	17,094	38,076
Increase in book overdraft	6,359	7,887
Payment of withholdings on restricted stock units	(639)	(1,228)
Principal payments on long-term debt	(400)	(20,074)
Net cash provided by financing activities	22,414	24,661

Net change in cash and cash equivalents	358	295
Cash and cash equivalents at beginning of year	1,911	2,109
Cash and cash equivalents at end of period	$2,269	$2,404

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of GAAP income from operations to adjusted income from operations:
	For the Thirteen Weeks Ended
	April 29, 2017	April 30, 2016
Income (loss) from operations	$(3,767)	$2,356
Secondary offering expenses (1)	-	143
Professional fees (2)	1,744	-
Adjusted income (loss) from operations	$(2,023)	$2,499

Reconciliation of GAAP net income (loss) and GAAP diluted weighted average shares outstanding to adjusted net income (loss) and adjusted weighted average shares outstanding:

Numerator:
Net income (loss)	$(4,507)	$311
Secondary offering expenses (1)	-	143
Professional Fees (2)	1,744	-
Prior year tax credits (3)	-	(602)
Less tax impact of the above items	(677)	-
Adjusted net income (loss)	$(3,440)	$(148)

Denominator:
Diluted weighted average shares outstanding	42,277	42,334

Reconciliation of earnings (loss) per share:
Dilutive earnings (loss) per share	$(0.11)	$0.01
Impact of adjustments to numerator	0.03	(0.01)
Adjusted earnings (loss) per share	$(0.08)	$-

Reconciliation of net income (loss) to adjusted EBITDA:
Net income (loss)	$(4,507)	$311
Interest expense	3,150	3,588
Income tax benefit	(2,410)	(1,543)
Depreciation and amortization	3,942	3,132
Stock-based compensation expense (4)	650	625
Pre-opening expenses (5)	1,629	1,189
Secondary offering expenses (1)	-	143
Professional Fees (2)	1,744	-
Adjusted EBITDA	$4,198	$7,445

(1) Expenses paid by us in connection with secondary offerings of our common stock by affiliates of Seidler Equity Partners III, L.P.
(2) Professional and other fees incurred in connection with the evaluation of a strategic acquisition.
(3) Tax credits recognized in the year that were not previously taken in prior years.
(4) Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our 2013 Performance Incentive Plan and Employee Stock Purchase Plan.
(5) Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.
GAAP and Non-GAAP Measures (Unaudited)
(in thousands, except per share data)

Reconciliation of 2017 full year guidance:
	Estimated FY '17

	Low	High

Numerator:
Net income	$23,800	$27,500
Professional Fees (1)	1,744	1,744
Adjusted net income	$25,544	$29,244

Denominator:
Diluted weighted average shares outstanding	42,800	42,800

Reconciliation of earnings per share:
Diluted earnings per share	$0.56	$0.64
Impact of adjustments to numerator and denominator	0.04	0.04
Adjusted diluted earnings per share	$0.60	$0.68

(1) Professional and other fees incurred in connection with the evaluation of a strategic acquisition.

Investor Contact:
ICR, Inc.
Farah Soi/Rachel Schacter
(203) 682-8200
investors@sportsmanswarehouse.com